Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:

James Polehna	Robert Doetsch
Director, Investor Relations	Director, Public Relations
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	robert_doetsch@kellyservices.com

KELLY SERVICES REPORTS SALES INCREASED 8% AND
NET EARNINGS INCREASED TENFOLD FOR THE 4th QUARTER OF 2002

TROY, MI (January 22, 2003) — Kelly Services, Inc., a global provider of staffing services, today announced sales and earnings results for the fourth quarter and year ended December 29, 2002.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced sales for the fourth quarter of 2002 totaled $1.124 billion, an 8.4% increase compared to the $1.037 billion reported for the corresponding quarter in 2001. Sales for the fourth quarter increased 0.1% sequentially as compared to the third quarter of 2002. Sales for the year totaled $4.323 billion, a 1.6% increase compared to the $4.257 billion reported for 2001.

Net earnings for the fourth quarter of 2002 totaled $7.3 million, a tenfold increase from the $0.7 million reported for the fourth quarter of 2001. Net earnings for the fourth quarter increased 12.7% sequentially compared to the third quarter of 2002. Net earnings for 2002 totaled $18.6 million, a 12.2% increase as compared to the $16.5 million earned during 2001.

Diluted earnings per share in the fourth quarter of 2002 were $0.21, a tenfold increase versus fourth quarter 2001 earnings of $0.02 per share. Diluted earnings per share increased $0.03 sequentially, as compared to third quarter 2002 earnings of $0.18 per share. Diluted earnings per share for 2002 were $0.52 per share, a 13.0% increase compared to the $0.46 per share earned in 2001.

Commenting on the results, Adderley said, “Our earnings performance during the fourth quarter reflected a continuing pattern of sales improvement leveraged by tight expense control. We are pleased that we have delivered significant sales and earnings growth in a still fragile economic environment.

“U.S. Commercial staffing sales increased 8.9% during the fourth quarter, an improvement compared to the 6.7% sales increase reported in the third quarter of 2002. Sales trends were relatively stable month by month over the course of the fourth quarter. The U.S. Commercial gross profit rate increased seven-tenths of a percent and expenses increased 1.3% compared to last year. As a result, operating earnings totaled $34.4 million, an increase of 39.8% compared to the prior year.

“Professional, Technical, and Staffing Alternatives (PTSA) sales increased by 11.1% during the fourth quarter, compared to third quarter sales growth of 6.3%, with most of the individual business units showing improved performance. Kelly Healthcare, Kelly Financial Resources, and Kelly IT Resources exhibited strong sales growth, while Kelly Home Care continued to experience sales declines during the quarter. The PTSA gross profit rate decreased by one-tenth of a percent and expenses grew 7.2% as compared to 2001. Operating earnings totaled $13.6 million and increased 17.8% on a year over year basis.

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“International revenue, as measured in U.S. dollars, increased 4.6% during the fourth quarter, as compared to a 1.7% increase in the third quarter. On a same currency basis, international revenue decreased 2% in the fourth quarter, as compared to a 4% decrease in the third quarter. Staffing demand continued to improve in the Americas and Asia Pacific. Sales comparisons in Continental Europe and the U.K. remained weak in the fourth quarter. The international gross profit rate decreased by seven-tenths of a percent. Operating expenses decreased by 1.4% in U.S. dollar terms, while same currency expenses decreased by 9%. International operating earnings totaled $2.8 million, an increase of 76.7% compared to the prior year.

“Throughout the year, Kelly maintained its traditional financial strength. We’ve increased our cash position to over $100 million and the condition of our balance sheet and operating cash flow remains excellent.

“As our fourth quarter results reflected, we are continuing to see improvement in our U.S. and international operations. However, we believe the improving economy remains fragile. As a result, we will continue our practice of providing guidance on a quarterly basis. At this time, we expect that first quarter 2003 earnings will range from $0.04 per share to $0.08 per share, as compared to earnings of $0.02 per share in the first quarter of 2002.”

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including federal, state and international tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With more than 2,300 company owned and operated offices in 26 countries, Kelly provides to its customers 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Sales in 2002 were $4.3 billion. Visit www.kellyservices.com

KELLY SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF EARNINGS
FOR THE 13 WEEKS ENDED DECEMBER 29, 2002 AND DECEMBER 30, 2001
(In thousands of dollars except per share data)

	2002	2001	Change	% Change
Sales of services	$1,123,746	$1,037,059	$86,687	8.4
Cost of services	942,458	870,618	71,840	8.3

Gross profit	181,288	166,441	14,847	8.9
Selling, general and administrative expenses	169,272	165,266	4,006	2.4

Earnings from operations	12,016	1,175	10,841	922.6
Interest income, net	104	30	74	246.7

Earnings before taxes	12,120	1,205	10,915	905.8
Income taxes	4,787	482	4,305	893.2

Net earnings	$7,333	$723	$6,610	914.2

Basic earnings per share	$0.21	$0.02	$0.19	950.0

Diluted earnings per share	$0.21	$0.02	$0.19	950.0

STATISTICS:

Gross profit rate	16.1%	16.0%	0.1%

Expenses as a % of sales	15.1	15.9	(0.8)

% Return— Earnings from operations	1.1	0.1	1.0
Earnings before taxes	1.1	0.1	1.0
Net earnings	0.7	0.1	0.6

Effective income tax rate	39.5%	40.0%	(0.5)%

Average number of shares outstanding (thousands):
Basic	35,522	35,866
Diluted	35,637	35,950

KELLY SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF EARNINGS
FOR THE 52 WEEKS ENDED DECEMBER 29, 2002 AND DECEMBER 30, 2001
(In thousands of dollars except per share data)

	2002	2001	Change	% Change
Sales of services	$4,323,470	$4,256,892	$66,578	1.6
Cost of services	3,630,744	3,559,037	71,707	2.0

Gross profit	692,726	697,855	(5,129)	(0.7)
Selling, general and administrative expenses	662,334	669,888	(7,554)	(1.1)

Earnings from operations	30,392	27,967	2,425	8.7
Interest income (expense), net	362	(381)	743	195.0

Earnings before taxes	30,754	27,586	3,168	11.5
Income taxes	12,185	11,037	1,148	10.4

Net earnings	$18,569	$16,549	$2,020	12.2

Basic earnings per share	$0.52	$0.46	$0.06	13.0

Diluted earnings per share	$0.52	$0.46	$0.06	13.0

STATISTICS:

Gross profit rate	16.0%	16.4%	(0.4)%

Expenses as a % of sales	15.3	15.7	(0.4)

% Return— Earnings from operations	0.7	0.7	0.0
Earnings before taxes	0.7	0.6	0.1
Net earnings	0.4	0.4	0.0

Effective income tax rate	39.6%	40.0%	(0.4)%

Average number of shares outstanding (thousands):
Basic	35,724	35,829
Diluted	35,900	35,930

KELLY SERVICES, INC.
RESULTS OF OPERATIONS BY SEGMENT
(In thousands of dollars)
	Fourth Quarter
	2002	2001	Change	% Change
Sales:
U.S. Commercial Staffing	$547,485	$502,583	$44,902	8.9%
PTSA	295,007	265,624	29,383	11.1
International	281,254	268,852	12,402	4.6

	$1,123,746	$1,037,059	$86,687	8.4%

Earnings from Operations:
U.S. Commercial Staffing	$34,425	$24,619	$9,806	39.8%
PTSA	13,570	11,518	2,052	17.8
International	2,758	1,561	1,197	76.7
Corporate	(38,737)	(36,523)	(2,214)	(6.1)

	$12,016	$1,175	$10,841	922.6%

	December Year to Date
	2002	2001	Change	% Change
Sales:
U.S. Commercial Staffing	$2,104,622	$2,094,798	$9,824	0.5%
PTSA	1,136,895	1,075,095	61,800	5.7
International	1,081,953	1,086,999	(5,046)	(0.5)

	$4,323,470	$4,256,892	$66,578	1.6%

Earnings from Operations:
U.S. Commercial Staffing	$118,656	$114,688	$3,968	3.5%
PTSA	50,468	47,506	2,962	6.2
International	5,205	9,414	(4,209)	(44.7)
Corporate	(143,937)	(143,641)	(296)	(0.2)

	$30,392	$27,967	$2,425	8.7%

KELLY SERVICES, INC. AND SUBSIDIARIES
BALANCE SHEETS
(In thousands of dollars)

	December 29, 2002	December 30, 2001
Current Assets
Cash and equivalents	$100,936	$83,461
Short-term investments	599	630
Accounts receivable, less allowances of $12,533 and $12,105, respectively	567,517	539,692
Prepaid expenses and other current assets	26,387	24,950
Deferred taxes	23,916	21,469

Total current assets	719,355	670,202

Property and Equipment, Net	202,332	211,973

Noncurrent Deferred Taxes	21,065	31,415

Goodwill, Net	80,260	73,643

Other Assets	49,121	52,148

Total Assets	$1,072,133	$1,039,381

Current Liabilities
Short-term borrowings	$24,770	$32,939
Accounts payable	85,310	88,217
Payroll and related taxes	181,585	154,813
Accrued insurance	27,912	24,071
Income and other taxes	47,617	48,149

Total current liabilities	367,194	348,189

Noncurrent Liabilities
Accrued insurance	45,540	39,273
Accrued retirement benefits	40,335	44,764

Total noncurrent liabilities	85,875	84,037

Stockholders’ Equity
Common stock	40,116	40,116
Treasury stock	(92,159)	(82,156)
Paid-in capital	17,902	17,035
Earnings invested in the business	665,759	661,483
Accumulated foreign currency adjustments	(12,554)	(29,323)

Total stockholders’ equity	619,064	607,155

Total Liabilities and Stockholders’ Equity	$1,072,133	$1,039,381

STATISTICS:
Working Capital	$352,161	$322,013
Current Ratio	2.0	1.9
Stockholders’ Equity Per Share	$17.42	$16.93
Global Days Sales Outstanding
Quarter	46	47
Year-to-date	48	46

KELLY SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE 52 WEEKS ENDED DECEMBER 29, 2002 AND DECEMBER 30, 2001
(In thousands of dollars)

	2002	2001
Cash flows from operating activities
Net earnings	$18,569	$16,549
Noncash adjustments:
Depreciation and amortization	45,428	44,396
(Increase) decrease in accounts receivable, net	(9,420)	86,491
Changes in operating assets and liabilities	35,029	(2,211)

Net cash from operating activities	89,606	145,225

Cash flows from investing activities
Capital expenditures	(33,406)	(42,525)
Decrease in short-term investments	31	1,764
(Increase) decrease in other assets	(3,476)	3,645
Acquisition of building	—	(11,783)
Acquisition of companies, net of cash received	—	(192)

Net cash from investing activities	(36,851)	(49,091)

Cash flows from financing activities
Decrease in short-term borrowings	(11,723)	(24,900)
Dividend payments	(14,293)	(30,408)
Stock options and other	991	139
Purchase of treasury stock	(13,216)	(64)

Net cash from financing activities	(38,241)	(55,233)

Effect of exchange rates on cash and equivalents	2,961	(758)

Net change in cash and equivalents	17,475	40,143
Cash and equivalents at beginning of period	83,461	43,318

Cash and equivalents at end of period	$100,936	$83,461